Exhibit 99.2
CORPORATE PARTICIPANTS
Shannan Overbeck
Cambium Learning Group, Inc. — IR
Ron Klausner
Cambium Learning Group, Inc. — CEO
David Cappellucci
Cambium Learning Group, Inc. — President
Brad Almond
Cambium Learning Group, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Randy Baron
SM Investors — Analyst
PRESENTATION
Operator
Good afternoon, everyone, and welcome to the Cambium Learning Group 2009 earnings call, I will now turn the conference call over to Ms. Shannan Overbeck. Thank you, operator.
Shannan Overbeck - Cambium Learning Group, Inc. — IR
My name is Shannan Overbeck and I’m Cambium Learning Group’s Head of Investor Relations. On the call today is Ron Klausner, Cambium Learning Group’s Chief Executive Officer; David Cappellucci, the Group’s President; and Brad Almond, Chief Financial Officer, who each have some prepared comments.
Before we begin, I have few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking statements in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with the these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Cambium Learning Group does not undertake any duty to update the statements, whether as a result of new information, future events or otherwise.
On today’s call, EBITDA, adjusted EBITDA and adjusted sales will be presented and it should be noted that these measures will differ from those offered on the GAAP financial statements just released today. These are non-GAAP financial measures that the Company’s believes will provide useful information to investors because they reflect underlying performance of the Company including the recent acquisition of voyager learning company and provide investors with a view of the combined company’s operations from management’s perspective, these measures are used frequently by management in the operation of the business. These are non-GAAP financial measures that the Company’s believes will provide useful information to investors because they reflect the underlying performance of the ongoing operations of the Company, including the recent acquisition of Voyager Learning Company, and provide investors with a view of the combined companies operations from Management’s perspective. These measures are also used frequently by Management in the operation of the business. Reconciliations of these figures are included in our press release schedule, which can be found on our corporate website Cambiumlearning.com, and/or our Form 10-K to be filed with the SEC.
Following today’s prepared statements, we will take questions. A transcript and webcast of today’s call will also be available on the Company’s corporate web site.
Let me now turn the call over to Ron.

Ron Klausner - Cambium Learning Group, Inc. — CEO
Thank you, Shannan, and thanks for joining us today.
On today’s call, I will share an update on the integration, 2009 earnings and provide some visibility in to 2010. I will then turn the call over to David, who will provide additional details on the business units, funding and the marketplace. David will be followed by Brad, who will expand on the 2009 results and other financial matters.
Integration update.
During 2009, the leadership team focused a good portion of the year on execution of the respective businesses in completing the merger and integration planning. With the merger transaction behind us, we are running the newly combined business with little or no disruption to customers. Due to extensive pre-integration planning, we’ve already made meaningful progress in combining the two companies.
The newly combined business is managed in three distinct business segments, with shared services supporting all three; Voyager, the comprehensive intervention business unit, led by Dave; Cambium Learning Technologies, our technology solutions business unit, led by John Campbell; and Sopris, our supplementary business unit, led by George Logue.
The Voyager segment consolidated both Cambium’s and Voyager’s core intervention products under the Voyager brand. Which from a top line perspective, now represents 65% of the overall business. This segment offers our largest product offerings, including our adolescent literacy solutions, LANGUAGE! and Journeys; our early literacy solutions, Passport and Read Well; and our math solutions TransMath, Vmath and Inside Algebra. This unit possesses one of the most experienced and skilled and sales team in the industry, and this significantly expanded group carries what we feel is the most complete suite of products and services offered to address the needs of struggling students.
The Cambium Learning Technology segment is our Company’s technology-based education product unit. And from a top line perspective, represents 22% of the overall business. This unit includes the following well recognized brands; special education tools IntelliTools and Kurzweil; web-based reading,writing, vocabulary and other resources for students and teachers from Learning A-Z; and web-based math and computer science simulations from ExploreLearning. The business unit has proven to be a strong growth area for the Company and we’ll continue to make it a priority.
The Sopris segment is our supplemental solutions business, which from a top line perspective, represents 13% of the overall business. Behind the strength of some of the nation’s most respected and revered authors, such as Dr. Louisa Moats, Anita Archer, and Roland Good, is a collection research-based supplemental education materials, which we market via direct sales, sales agents e-commerce and catalogs. Investments will be made in sales in marketing to help grow this segment.
Within six days of the transaction being finalized, we announced the Company’s organizational structure and leadership to employees, let them know to whom they would report, and if they retained jobs or would be part of the reduction in force. At that time, we also informed those employees impacted when their service would end, most by the end of March.
One of the most critical success factors of the merger is the sales integration, which we completed in early January. Sales leadership was announced soon after the transaction was complete, our sales channel strategy created and a consolidated sales force took effect January 2010. Shortly thereafter, sales associates participated in intense product training, focused on providing them with a high level of readiness and key value messaging. They were then given their assigned territories, customers and incentive plans.
The change of customer/sales producer relationships is our biggest risk in 2010, and one we are monitoring, inspecting and have taken a few key initiatives to mitigate. David will speak in more detail about the changes in our sales channel strategy.
In addition to the organization and sales structure, several projects in other areas of the Company have also been completed. Human Resources worked diligently prior to year-end to combine employee benefits, which are now offered under one plan, including a change in the 401K that aligns better with shareholders through a component in the profit sharing plan that pays for performance.
The Accounting team successfully shifted to a single general ledger, combined both companies’ financial statements and completed budgets for 2010.

At March 1, 2010, our fulfillment operations consisting of customer service, order entry and distribution was consolidated and relocated from Dallas, Texas, to Frederick, Colorado. This was no small task and involved the shipment of 250 truckloads of materials. As a result of merging our two warehouses, we expect annualized savings of $1 million.
2009 year end results.
As of December 31, 2009, the combined Company showed strong growth in earnings. Total order volume, as generally measured by shipments of our products, and orders of our online subscriptions was down, but less than 1% compared to 2008. While down, this is significantly favorably than the industry.
Additionally, we finished the year very strong with a 14% increase in order volume in the second half of the year versus prior year. Adjusted EBITDA increased by $16 million, from $35 million in 2008. Both the Legacy Cambium and Legacy Voyager companies contributed to achieving the combined $51 million. Brad will elaborate on the manner in which we calculate adjusted EBITDA.
While several factors, such as revenue growth, efficiency gains and cost cutting, led to the dramatic increase in EBITDA, our increase in web-based offering was also a significant contributor. Our presence on the web has become a larger portion of our business, resulting in almost $30 million in service subscriptions in 2009. This represents 14% of our total order volume. We saw 25% growth among our stand-alone web-based technologies, including Learning A-Z, ExploreLearning, Ticket to Read, and VmathLive. ExploreLearning’s order volume was also up by 25% in 2009 from the previous year, and Learning A-Z achieved a 10% gain over prior year.
Our web-based programs continue to be CODiE Award finalists and in past years, we have won several of these three industry awards given by the Software and Information Industry Association. This year, ExploreLearning, Learning A-Z, and Voyager garnered a total of five finalist nominations.
Offsetting the growth was approximately a 10% decline in our literacy intervention products, and a 15% decline in our Sopris capabilities. David will share more details on reasons for the decline and why we are encouraged moving forward.
Our math capabilities, which represent almost 16% of the overall business, provided our greatest success in terms of growth. The combined Cambium Learning Group Company has an impressive portfolio to address the math needs of the market. In 2009, our order volume for the suite of math products increased 92%.
2010 goals.
Our focus continues to be doing good for students, and therefore educators, and doing well for investors and employees. In order to successfully complete the integration, position sustainable growth and provide a positive return for our investors, the Leadership team set the following six goals for 2010.
Goal one. Achieve additional growth and adjusted EBITDA and free cash flow. As I mentioned, we achieved an adjusted EBITDA in 2009 of almost $51 million. We are on our way to realize $10.5 million in 2010 cost synergies from the merger and additional annualized savings beyond 2010. There will be some investments for future growth, such as the creation of a sales and an e-marketing channel for our Sopris unit. At this time we will not be providing earnings guidance, however we do expect an increase in EBITDA, as synergy savings will outpace investments, and we will keep you informed as the year progresses. David will share more details about funding, which is a key component of our sales outlook.
Goal two. Complete the integration. We will complete the integration of both companies within 12 months of the transaction closing, with a target to provide at least $12.5 million in annualized EBITDA savings, and $13.5 million in annualized cash savings. To reach these targets, we’ve already achieved a total reduction in force of 73 employees, and have notified an additional 13 others that their service will cease in the next few months, for a total reduction of 86 employees. Brad will share more details of the synergies and resulting one-time costs to achieve these savings.
Goal three. Diversify our portfolio. We expect to grow Sopris through the creation of a sales force and e-marketing focus, increase Company-wide technology sales and expect math to be a more integral part of our business. David will provide additional details on expected growth.

Goal four. Greater web presence. We look to increase web-based orders in 2010. As previously mentioned, our presence on the web has become a larger portion of the business, resulting in almost $30 million in service subscriptions for products we delivered via the web in 2009. We also realized great success in the area of transacting more of our business by way of e-commerce, by receiving approximately $7 million of our orders directly from the web last year. There is little if any person-to-person contact through this this type of sale, therefore we feel that through increased e-marketing efforts, we have the ability to generate more direct sales, and a larger number of leads that has the potential to turn into sales. For example, through Learning A-Z’s e-marketing efforts, we receive approximately 14,000 leads each week from educators interested in the online subscription-based products. Our intent is replicate the Learning A-Z model for our Sopris offerings. In addition, more than 280,000 students log on weekly to Ticket to Read, our online early literacy program. Based on our experience, sales drives usage and usage drives sales. Our intent is to monetize more of that usage.
Goal five. Increase market share of at-risk students while improving student achievement. Currently, our per-student revenue yield for at-risk students is approximately $4, with a goal to reach $10 within five years. In some districts, we currently have over $25 in revenue per at-risk student. The addressable market of $4.6 billion is spent on curriculum materials and programs like the ones we provide, which mathematically translates in to a $200 per child. We believe the key to increased share in this market is demonstrated student results. We continue to be encouraged by the student achievement demonstrated in districts using our various offerings, many which attribute some or much of their success to our Company, including most recently in Los Angeles and Charleston, South Carolina.
LA has been under a judicial modified consent decree to improve the performance of students in special education for more than a decade. According to the court-appointed independent monitor, they never have realized the objective in English language arts. I should note the objective has changed several times over the years, but the objective has been the same since 2003/2004. In 2005/2006, the student pass rate was 19.9% and the goal was 27.5%. During the 2006/2007 school year, LA began using Voyager Passport, with second- through fifth-grade students receiving special education.
In arguably during one of the most challenging financial environments, LA expanded use of Passport in 2009 to include first grade. Last week we were notified the modified consent decree report for 2008/2009 was released, and LA exceeded the goal of 27.5%, reaching a 28.4% pass rate. Again, I believe this is the first time LA has realized the consent decree English language arts objective.
In Charleston, South Carolina, The Post and Courier published an article on the use of language at West Ashley High School. Highlights from the article include West Ashley High quadrupled the number of intensive reading classes targeting incoming freshman with the lowest reading scores. After one semester with language, 81% of the students made improvements.
I should also add that the US Department of Education recently awarded eight states with Striving Readers grants aimed at improving the literacy skills of struggling adolescent readers. Illinois, Louisiana, New York, and Virginia were four of the states awarded a grant, for a combined total of little over $3.1 million. Illinois, Louisiana and Virginia identified Passport Reading Journeys Voyager’s middle school reading intervention program, while New York named Sopris’ supplemental program rewards as the program to be used with at-risk students. This is further confirmation that our Company provides education program with a strong research base that work for students and give our sales team additional leverage as we seek to earn new business. The success realized through these particular grants will bring an added level of attention to the Company.
Goal six. Increase our footprint through acquisitions. In the short-term, we will focus on the execution of the integration, and strive to do a few things exceedingly well. Over time, once we’ve realized a successful integration, we will look to acquire companies as appropriate based on the following principles. Is the offering service- and/or technology-based and able to move us where we want to be strategically? Are we able to provide growth through additional sales and marketing support? Is there a value proposition or clear reason why a customer needs the solution or set of solutions? Does it standout from the competition? Is this a strategic fit where we can increase earnings and free cash?
And now, I’ll turn the call over to
David Cappellucci - Cambium Learning Group, Inc. — President
Thank you, Ron.
Good afternoon everyone. Thank you for joining this call.
As many of you who joined our last call on December 10, 2009 know, we closed the merger of Voyager and Cambium on December 8, 2009. At that time we did two things, we provided a financial overview and updated guidance for 2009, largely through the lens of each organization pre-merger. And secondly, we outlined the newly combined Cambium Learning Group’s three-business-segments structure as we entered 2010.

This afternoon, I would like to take just a few minutes to touch upon 2009 performance for each of these segments, talk a little bit about the current funding environment in the marketplace, at which point, I will turn the call over to Brad, who will provide a more detailed financial overview of our 2009 operating performance, including cash and liquidity.
Cambium Learning Group finished 2009 with a slight decrease in order volume of less than 1% from the same period in 2008. However, adjusted sales were up 1.5% over prior year, reaching just over $201 million, as we were able to recognize slightly more revenue in 2009, relative to 2008, from the orders we received.
In our Voyager business, which combines all of the most comprehensive solutions Cambium Learning Group offers, our 2009 adjusted sales were just over $131 million. This performance comprised approximately 65% of the total Company’s adjusted sales. While this unit experienced a slight decline of less than 1% in order volume, it realized $2.1 million increase, or about 2%, in adjusted sales.
The revenue increase in the face of a slight decline in order volume was made possible through the recognition of revenues from legacy Voyager products, which had deferred those revenues from 2008 into 2009. The slight drop in incoming order volume in 2009, relative to 2008, in this business unit was largely due to the absence of orders in key adoption states in 2009 versus 2008, where the Company enjoyed solid performance in both the Alabama and Florida adoptions, along with some continued sales deterioration related to reduced Reading First funding. Taken together, we believe this amounted to more than $13 million of sales that we were able to successfully offset with other business, which we believe was a better performance than what the industry experienced overall.
As Ron mentioned, our math business grew by 92%, which more than offset lower sales of our early and adolescent literacy offerings, which is the area impacted by both Reading First and lower state adoption sales. Sales of all other programs and services experienced a modest decline.
We could point to a number of stimulus-funded sales during 2009 that contributed to our ability to offset the Reading First and adoption impact from 2008, but a more precise estimate of exactly how much of this growth was stimulus-fueled is more difficult to formulate.
Voyager’s priorities entering 2010 are most acutely focused in the areas of sales, services and support. Our deployed field and inside sales organization has just about doubled in size, and we enjoy greater sales coverage across the U.S. This expanded sales force now carry what we consider to be the most complete suite of comprehensive intervention product, blending content, services and technology to meet the widest possible range of student needs.
While we realized cost reduction in the areas of sales and marketing, these were largely confined to duplicative management functions in each area. And overall, as I just mentioned, we enjoy considerably greater sales coverage in this unit and Voyager’s programs are now contained in a greater number of catalog impressions this year than in prior years.
In our Cambium Learning Technologies segment, which contributed adjusted sales of $44.8 million, and which, as Ron mentioned earlier, this technology unit now comprises approximately 22% of the total Company’s 2009 adjusted sales. Our 2009 performance in this business unit represented an increase of 9% in orders processed and $5.3 million, or 14%, in related adjusted sales from 2008.
2009 was another very strong year for our collective technology brands that now make up Cambium Learning Technologies. Fueled in part by stimulus funds, the unit received an increased number of large orders compared to prior years, most notably distribute-wide sale of Kurzweil 3000 to the San Diego Public School District, and ExploreLearning’s first statewide adoption in the state of Arkansas.
Our Kurzweil/IntelliTools technology products realized an increase of approximately 3% in order volume versus 2008, while ExploreLearning’s order volume grew by 25%, year-over-year. Learning A-Z, after experiencing a challenging first half, finished with a strong second half, ending the year with increase in order volume of approximately 10% over the prior year. Learning A-Z expanded to touch nearly half the districts in the country, and 155 countries worldwide, with more than one million active users downloading more than one million books and quizzes per day. In May 2009 ExploreLearning.com won its third CODiE Award in four years, taking home the honors for best K-12 instructional solution. We deployed a major re-launch of the Explorer Learning site in August 2009, and all of the three technology brands, Kurzweil/ IntelliTools, Learning A-Z, and ExploreLearning, continue to update and expand their unique offerings and the accompanying services business we realize as a result. These investments in new product capabilities, combined with investments in sales and marketing, are expected to fuel continued sales growth in 2010.

Let me now speak to our performance and activities in our supplementary interventions business, Sopris. This unit contributed adjusted sales of $25.2 million, which represents approximately 13% of the total Company. Our 2009 revenue performance in this business unit experienced a sales decrease of $4.5 million, or 15% from 2008. Approximately one-half of this decrease was attributable to early literacy assessment product line, where two factors contributed to the decline. In 2008, we re-negotiated and extended relationship with Wireless Generation and were able to secure an additional up-front guaranteed royalty payment that was recognized in 2008, and secondly, the state of Florida introduced state-developed assessment resulting in the loss of that business. We are releasing a major revision of this assessment in 2010, and some customers may also have elected to wait to see the new version.
Let me take just a minute to distinguish between how we view supplementary versus the more comprehensive interventions that characterize our Voyager business. Supplementary interventions are typically smaller footprint offerings, as measured either by cost-per-student to implement, or their more targeted, and therefore less comprehensive, skills coverage. These products typically are used to complement core programs by focusing on specific skill deficits and providing intense remediation of the deficits.
The hallmark of the Sopris programs has, and continues to be, the stellar authorship, which we have been able to attract to the Company. In each of our key areas literacy, mathematics and positive school climate, we enjoy having the leaders in their respective fields. In all, over 225 author who work with us, allow us to give shape to their ideas and research and make them effective classroom realities for struggling students.
Until the merger, our supplementary interventions were largely sold through direct marketing, catalogs and the web, and to a much lesser extent, received some attention by our field sales organization. As we enter 2010, we organized a division focusing on these products and related services. For the first time, we have deployed dedicated forward channel capabilities in sales, marketing and advertising promotion. Currently, we have over 400,000 Sopris catalogs in the marketplace, and are following up with a variety of traditional and web-based marketing tactics to get our story and sales potential into every building and, more importantly, with every teacher who works with underperforming students. We’ve combined this with a product-development process that ensures a steady stream of new products to meet the changing needs of the intervention marketplace.
As you may have seen, we recently acquired the publishing rights to a comprehensive and fluency intervention from one of the world’s leading neuroscientists, Dr. Maryanne Wolf. The combination of these new programs, in concert with our many existing, yet what we believe to be undersold interventions, has created a division of the Company poised for growth.
Let me turn a bit to funding. I’m sure many of you are interested in our perspective on funding as we enter 2010. There are three primary sources of funding for the kinds of materials and services we provide. In order of importance, that is biggest dollar impact reaching the students we serve, they are, federal funding, followed about equally by state and local funding. While we have no precise way of tracking where each purchase order come from, I think a safe estimate is that more than half of our revenues are supported by federal funds. And therefore, at a macro level, perhaps the remaining up to one-half of our business might be equally split, so about 25% each, between state and local district funds.
In short, we see some positive aspects to the funding picture, particularly some of the federal funding targeting the students we serve. These more favorable funding elements are, unfortunately, taking place against the backdrop of continued stress in the state and local funding environment. Thirty-six states enacted overall, so not just education, overall spending cuts totaling $56 billion for fiscal 2010, which in most cases, ends June 30. This was on top of 43 states enacting $31 billion of spending reductions in fiscal 2009.
To put this in some historical context, after the 2001/2002 recession, enacted state budget cuts lagged and only totaled $14 billion in 2002 and $12 million in 2003. So therefore, in this recession, cuts of $87 billion happened earlier and were substantially higher than the $26 billion experienced during the last recession. These enacted cuts do appear to have firmed up overall state general fund balances, however, and projected to exceed 5% of current expenditures, which historically an important indicator of state fiscal well being. This 5% would compare favorably to general fund balances of approximately 3% in fiscal 2003 as we came out of the 2001/2002 recession. So we think the worst of the state cuts might be behind us.
Turning back to federal funding. As of January 31, 2010, states have been awarded stimulus funding of $69 billion. And some $34 billion of that has been estimated to have filled state education budget shortfalls, thereby offsetting the aforementioned state budget cuts. It’s important to note that awarded does not indicate actually spent.
As part of the stimulus package, several new programs were funded that we believe agur well for Cambium. Three notable programs are school improvement grants of $3 billion, Race to the Top of $4.35 billion, and Investing in Innovative Education of $650 million. Last week, after round one of the Race to the Top applications were evaluated, 15 states in the District of Columbia were announced as finalists. Although we can’t precisely quantify our opportunity at this time, the Company enjoys the strong presence in all of these states.

Of course, the stimulus funding sits on top of a federal education budget that continues to experience stability and modest growth. I think one prospective piece of legislation that may be enacted as part of reauthorization of the Elementary and Secondary Education Act is the L.E.A.R.N. Act.
We have often mentioned the impact of reduced Reading First funding on the sales of our literacy programs. The L.E.A.R.N. Act basically replaces Reading First as the country’s universal literacy legislation. While Reading First only covered kindergarten through grade three and reached an annual funding peak of a little over $1 billion, the Learn Act is a Pre-K through grade 12 bill, with funding of $2.35 billion currently proposed. While there can be no guarantee that this piece of legislation will be enacted this year, we are encouraged that a more comprehensive and better-funded successor to Reading First is in the offing. The most recent market sizing for all K-12 instructional materials compiled by Education Market Research places the total dollars spent at $16.4 billion. This includes textbooks, supplementary material and technology products, including hardware.
As Ron cited earlier, Cambium believes a safe estimate of the addressable market for the kinds of products and services that we currently provide is about $4.6 billion, or approximately $200 per year, in spending for each of the 23 million most challenged learners in the US that remain our primary focus. As I mentioned earlier, most of the spending is increasingly supported by federal spending that has existed to serve the unique needs of these students for over 45 years.
As you know, our revenues derive from a blended model of print, technology and services. We are further encouraged by trends in such states as Texas, where changes in that state’s adoption process now highlight, indeed encourage, the purchase of increasingly technology-enabled solutions.
With that, I’d like to now turn the call over to Brad.
Brad Almond - Cambium Learning Group, Inc. — CFO
Thanks, David.
I’ll cover some areas that will better assist you in understanding our 2009 performance. First I will discuss the financials we released this morning and present the results in a format we have termed “adjusted.” Second, I’ll provide additional information on the merger-related cost synergies and the associated one time-cost to achieve the synergies. Third, I will provide additional information regarding liquidity, debt, and tax attributes.
The merger closed on December 8, 2009, and on that date the historical pre-merger Cambium Company became the registrant, and as such, the Cambium Company’s historical financial results became those of the new Cambium Learning Group, also referred to as CLG. The past results for pre-merger Voyager Learning Company simply became part of the balance sheet of CLG by way of the normal purchase accounting allocations. Therefore, the P&L just released are Cambium pre-merger for the whole year and Voyager Learning Company activity added in for just the 23 days at the end of 2009.
Included in the just-released P&L are one-time transactions costs, integration costs, legacy Voyager overhead cost incurred primarily to facilitate the strategic alternatives process, and impacts from the purchase accounting. All of these are associated with the merger. In addition, there are items we consider to be non-recurring or non-operating, such as goodwill impairment, stock-based compensation and embezzlement-related expenses.
Due to all this merger-related complexity, we have prepared and presented, along with our unaudited GAAP financial statements, an unaudited non-GAAP schedule, which provides the impact of 2009 of the various merger-related or non-operational items. This non-GAAP schedule should closely approximate the results of the two companies should they have remained stand-alone and not pursued and closed the merger. The adjusted sales and EBITDA numbers that Ron and Dave just provided were prepared consistently with this adjusted approach. I’ll also direct the majority of my comments to these adjusted figures, at least as it pertains to the P&L. Our soon-to-be filed Form 10-K with the SEC will have all the usual explanatory footnotes related to the GAAP financials.
The adjusted sales of $201 million, and adjusted EBITDA of $51 million, both beat our guidance provided on the December 10, 2009 call. For revenue we had provided guidance in the range of $194 million to $198 million, versus the $201 million we achieved. As a result, revenue turned from a projected decline relative to 2008, to a 1.5% increase. The $51 million of adjusted EBITDA was also better than expected, as we had provided guidance between $46 million and $47 million.

The revenue performance provided the strongest contribution to this bottom line improvement, but accelerated realization of merger synergies also contributed. As Ron mentioned, we improved adjusted EBITDA by $16 million, or 47%, compared with the same measurement in 2008, a result we are proud to have accomplished in a tough market and during a merger process.
During 2010, we intend to continue to prepare a similar adjusted EBITDA to aid the investor through the year. In 2010, there are two significant adjustments in particular. One will be the one-time integration costs, which we will distinguish as non-recurring and primarily related to pertaining future synergy savings. Secondly, the purchase accounting requires us to adjust our pre-merger deferred revenue balance of $38 million as of December the 8, 2009, to a fair market value of $22 million. The $38 million was scheduled to be recognized as future revenue, and as such, we will now record future revenues that will be $16 million less than if the merger had not occurred.
The P&L impact in 2009 was a $1 million deduction in recognized revenue. The impact in 2010 is estimated to be a $13 million reduction in recognized revenue, and the remaining $2 million is primarily expected to be in 2011. The write-down relates primarily to our online subscription orders, where we have billed and received cash from our customers, but have not yet completed the service period that was paid for. As we renew these subscriptions and add new ones during the year, we will replenish the deferred revenue balance at the full order amount. Assuming subscriptions come in at historical levels for these products, revenue would eventually return to the levels that would have been recognized should the merger not have occurred. We will disclose what the past revenue would have been without the write-down throughout the year.
Regarding synergies, we are pleased with the progress we made already and with the opportunities for some additional savings. As Ron mentioned, we have reduced our number of employees by 73 people, with 13 more having been notified for a total expected reduction of 86. The annual savings related to the 86 total positions is expected to be $7.5 million.
We have also identified and acted upon non-headcount items that are expected to provide another $4 million in annual savings, bringing the total cash saving from steps already taken to a $11.5 million. As approximately $1 million of these cash savings are in capital expenditures, the expected annualized EBITDA savings of the actions is $10.5 million. As we took action so quickly, the annualized savings and the expected savings to be realized in 2010 are roughly the same.
We previously estimated synergy savings to be $10 million. As we have been more successful in this first year than we had previously thought, we are increasing our target to $13.5 million of cash synergies, with the resulting EBITDA savings of at least $12.5 million. These additional savings, should they be achieved, would not be expected to be realized in 2010, but in 2011.
The total one-time cost associated with the merger are in two distinct areas, the smaller of the two relates to compliance, which includes initial filing fees, cost of registering securities, first-year SOX compliance and legal costs associated with the new legal structure required business registrations. We expect these compliance-related one-time costs to be approximately $1 million.
The larger of the one-time costs relate to expenditures that are a result of the merger, are expected to be non-recurring, but will result in the annualized synergistic savings over time. These one-time costs expected to be approximately $6 million. Examples of these one-time costs are for severance expense, merging of IT systems, integration of the sales force, customer technology integration and warehouse relocation. The total one-time costs combined expected to be approximately $7 million, with 30% of those having been expensed in 2009, and 70% will be incurred in 2010.
Let me recap some relevant data points regarding 2009 EBITDA and expected changes in 2010. First, we feel that the $51 million adjusted EBITDA is representative of how these two companies finished 2009 as stand-alone entities, with one exception. The $51 million included $1 million of realized synergies. We have acted upon and believe we will realize another $9.5 million in additional EBITDA synergies, and if we are successful reaching our full synergy target, we expect another $2 million to be realized in 2011.
In order to determine an approximate free cash flow from the $51 million adjusted EBITDA, there are two significant adjustments. First, deducted from cash flow, the two companies spent $11 million on capitalized curriculum development, technology development and general capital assets. Secondly, we increased deferred revenue prior to the acquisition accounting. Increasing deferred revenue generally represents cash collected ahead of revenue recognition, and thus ahead of EBITDA. We estimate this deferred revenue positive inflow from 2009 to have been $5 million. In all, this provides us with approximately $45 million of free cash flow in 2009, before interest payments.
Regarding some key areas of the operating balance sheet and liquidity, at the end of 2009, we had cash and cash equivalents of $13 million. Excluded from this is $17 million in cash that has been placed in Rabbi trust for settlement of Voyager legacy liabilities and $8 million in cash placed in the escrow account for the CVR, which are both included in the short- and long-term restricted asset lines.

The improved results of the Company in 2009 allowed us to incur significantly all transaction costs in 2009. We were also able to pay down the revolving line of credit to $5 million at year-end, but clearly with $13 million in cash on happened, we could have paid down the revolver to $0.
The Company’s bank debt at the end of 2009 was $157 million in total, with the $5 million from revolver included. With our recent ratings upgrade, the interest cost on the senior secured term-loan has declined. We have $97 million in a senior secured note that has interest rate of LIBOR plus 500 basis points with a LIBOR floor of 3%. The other $55 million in debt is from a mezzanine loan that has a fixed rate of 10% paid in cash, plus a 3.75% PIK that is added to the principal periodically. The combine effected rate for bank debt, which excludes capital lease obligations, is just under 10%, with a maturity in 2013 for the senior portion, and 2014 for the mezzanine portion.
We recognize that the beginning of the year represents a historically negative operating cash flow for the Company. However, $13 million in cash on hand at December 31, and $23.5 million available under the revolver together will provide more than ample liquidity for the first half of the year. We have only a single financial debt covenant, which is the net debt divided by the last 12 months EBITDA. Net debt is defined as the long-term debt, plus the 12 months average of the revolver, less the 12-month average cash balance. When we report the year ending 2009 ratio to the debt holders at the end of March 2010, we expect the ratio to be less than three times, when the covenant allows 6.5 times. This indicates that there is ample covenant cushion, which is a result of the both merger and the improved business results.
I will close with quick notes on our tax attributes, as it’s been a source of many questions. We have approximately $61 million of federal net operating losses, or NOLs. At a tax rate of 35%, these NOLs will reduce future cash taxes due on taxable income by approximately $21 million. Assuming we consistently achieve the pretax profits, we should be able to fully utilize the NOLs before they expire.
Additionally, we have $7 million in available tax credits, which have no expiration period. These credits will also reduce our future cash tax liability should we become a taxpayer. In total, the NOLs and tax credits combined would reduce federal taxes due on taxable income of approximately $81 million.
However, it should be noted that $38 million of the NOLs and all of the $7 million in tax credits came from the acquisition of Voyager. and are therefore restricted their annual utilization. We will further elaborate on the annual restrictions in our Form 10-K. But to put all of this in practical terms, we do not expect to be a federal taxpayer until at least 2012, and thereafter, our tax attributes would reduce federal taxes otherwise due on taxable income of $6.6 million a year.
That concludes our prepared remarks, and I would like to turn the call over to the operator for questions.
QUESTION AND ANSWER
Brad Almond - Cambium Learning Group, Inc. — CFO
(Operator Instructions).
Our first question comes from Randy Baron of SM Investors.
Randy Baron - SM Investors — Analyst
Good afternoon, guys.
Brad Almond - Cambium Learning Group, Inc. — CFO
Hello, Randy.
Randy Baron - SM Investors — Analyst
Brad, can we just drill down on this NOL? You said $61 million or $51 million of NOLs?

Brad Almond - Cambium Learning Group, Inc. — CFO
$61 million.
Randy Baron - SM Investors — Analyst
That’s all federal or is there any state NOLs, as well?
Brad Almond - Cambium Learning Group, Inc. — CFO
That is all federal. There maybe some state ones as well. But they would not be anything close to that magnitude. For now, assume all we have of a material nature is the federal piece. If there is additional ones we will disclose in our 10-K.
Randy Baron - SM Investors — Analyst
Okay, and when do they expire, the federal NOLs?
Brad Almond - Cambium Learning Group, Inc. — CFO
Federal NOLs will expire, I believe its ten years after the merger, ten or 12. But we expect, again assuming we hit pretax profit levels, we would expect to utilize all those before they expire. Only the voyager ones will have expiration issue as the Cambium Learning Group ones we will be able to use as quickly as we want to.
Randy Baron - SM Investors — Analyst
Of the $38 million of NOLs from Voyager with the acquisition, what’s the limitation you can use per year on this, is it a fixed amount?
Brad Almond - Cambium Learning Group, Inc. — CFO
You can use $6.6 million a year.
Randy Baron - SM Investors — Analyst
Okay.
Then I just had a general question on the EBITDA. Let me go into it this way. The one covenant you have, which is the last 12 months, net debt divided by 12 month EBITDA ,is that adjusted EBITDA, is it the pro forma? I’m trying to reconcile pro forma EBITDA versus adjusted EBITDA.
Brad Almond - Cambium Learning Group, Inc. — CFO
The adjusted EBITDA, the $50.8 million, for the debt, we’re allowed the add back certain other things, which this year will round to just around $5 million.
Randy Baron - SM Investors — Analyst
Okay.

Brad Almond - Cambium Learning Group, Inc. — CFO
That is actually what you call the bank covenant EBITDA. So its our adjusted EBITDA plus some additional things, including the Cambium $3 million EBITDA cure, that was made last year. There are other Items that are allowed to be added back as well. So that denominator would be somewhere upwards of $55 million? Is that correct? That’s correct. The other nuance in this is the average cash balance may or may not include some of the Voyager cash prior to the merger, we are still working that out at this time. But in no case would we think that the debt covenant multiple would be greater than 3, and potentially could be less than 3.
Randy Baron - SM Investors — Analyst
Okay.
Just one more question on the EBITDA, and I guess the revenue as well. What — it’s great that you’ve broken out stand-alone numbers, but what would pro forma revenue and EBITDA have been for fiscal 2009 for NEWCO?
Brad Almond - Cambium Learning Group, Inc. — CFO
Pro forma meaning the true sense of the word pro forma and GAAP?
Randy Baron - SM Investors — Analyst
Well, I’ll give you an example. In 2008, on the release, you gave total combined results of $198 million. There’s some pro forma adjustment that’s made, I’m just pulling out of the proxy here, or the prospectus, sorry, that was $9.5 million. That real number is $188 million. What’s the equivalent real pro forma, combined Company sales number, for 2009 and the same for EBITDA?
Brad Almond - Cambium Learning Group, Inc. — CFO
We haven’t done that in exactly comparable manner yet, we will do that for the 10-K, because that will come about when we create the pro formas for — as if the merger had occurred at the beginning of the year, that will be your comparable number. So I think the most comparable you have is the $198 million, which is an adjusted sales number. It’s consistently comparable against the $201 million, which is prepared in the same manner. We will prepare a common number to the $188 million or something that’s somewhat common to that when the 10-K is out.
Randy Baron - SM Investors — Analyst
But there will be a pro forma, I guess P&L, in the 10-K?
Brad Almond - Cambium Learning Group, Inc. — CFO
There will be.
Randy Baron - SM Investors — Analyst
Perfect.
Brad Almond - Cambium Learning Group, Inc. — CFO
There will. Pro forma in the GAAP sense. Not the — it’s adjusted. A lot of people were referring to this adjusted thing we’ve created as pro forma, and not, it’s a non-GAAP adjusted manner.

Randy Baron - SM Investors — Analyst
Just because it’s overstate a little bit, correct?
Brad Almond - Cambium Learning Group, Inc. — CFO
I don’t think so. It’s done in a manner to state what the revenues would have been should the merger have not occurred. It will be overstated to the extent that we will be writing down our revenue for purchase accounting for the deferred revenue. So, if that’s what you are referring to, yes, it would be overstated, but the intent was to put it together so it was if the mergers hadn’t occurred so there’s a common point to think about what does it look like a year-and-a-half out, when those purchase accounting impacts are worked through.
Randy Baron - SM Investors — Analyst
Right. And they would be written down by the same write-down, the same 58 write-down percentage.
Brad Almond - Cambium Learning Group, Inc. — CFO
Well we gave the number in the call, it’s actually — the deferred revenue with the close occurring December 8, was written down by $16 million. It will be a little different when we go back and pretend that the — pro formas, pretend that the merger occurred at the beginning of the year, we will do it slightly differently.
Randy Baron - SM Investors — Analyst
Okay. Thank you.
Operator
(Operator Instructions).
At this time, there are no further questions, I would like to turn the call back over to Brad Almond, for any closing remarks.
Brad Almond - Cambium Learning Group, Inc. — CFO
I’d just like to thank everybody for attending. We hope this information was enlightening and useful, and we really look forward to our next call.
Thank you very much.
Operator
That does conclude today’s teleconference. Thank you for participating, you may now disconnect.

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